Exhibit 99.1

Imperial Oil Limited 237 – 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil Files Regulatory Applications for Aspen Oil Sands Project

—	In-situ project will use steam-assisted gravity drainage technology
—	Project design integrates energy-saving power cogeneration
—	Project will support production growth plans

Calgary, December 17, 2013 – Imperial Oil Limited today announced the filing of regulatory applications with the Alberta Energy Regulator and Alberta Environment and Sustainable Resource Development seeking approval of a new oil sands project on its Muskeg lease about 45 kilometres northeast of Fort McMurray.

The proposed Aspen development would take place on a 52-section lease area and use steam-assisted gravity drainage (SAGD) technology to access a bitumen resource with recoverable potential of 1.1 billion barrels. Imperial is considering using solvents to achieve enhanced in-situ recovery and reduce water use and carbon dioxide emissions. Solvent-assisted SAGD technology is being evaluated in a pilot at Imperial’s Cold Lake operation.

The proposed design concept involves three phases that will follow Imperial’s “design one, build multiple” approach and will include central steam generation, bitumen processing plant facilities, and energy-saving electrical power cogeneration. Development would be phased during the expected 40-year span of the project with each phase bringing on commercial bitumen production of about 45,000 barrels per day. The concept plan includes future debottlenecking which could further increase bitumen production.

Subject to timely receipt of regulatory approvals, further technical evaluation and favourable business and market conditions, a final investment decision could be made by as soon as 2017, and the project could be producing as early as 2020.

The Aspen development is one of a portfolio of in-situ oil sands opportunities Imperial is currently evaluating. Other potential developments include the Corner and Clyden leases near Fort McMurray and the Grand Rapids opportunity on Imperial’s Cold Lake lease.

Imperial Oil Limited is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and service station networks.

# #

FOR MORE INFORMATION, CONTACT:

John Charlton Investor Relations 403-237-4537	Pius Rolheiser Public and Government Affairs 403-237-2710

Statements of future events or conditions, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including project plans, dates, costs and capacities; production rates and resource recoveries could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this release and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. We undertake no duty to update these statements as of any future date.

The term “project” as used in this statement does not necessarily have the same meaning as under government payment transparency requirements.

The potential bitumen resource as set out in the second paragraph above is Imperial’s working interest before deduction of royalties. The determination of this recoverable potential is described in the filed regulatory application. This estimate includes quantities not yet classified as “proved reserves” under U.S. SEC definitions but which we believe will ultimately be produced and moved into the proved reserve category.